EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full-Year Results;
Provides 2020 Full-Year Guidance

●	Achieved Fourth Quarter Earnings of $0.90 Per Share and Adjusted Earnings of $0.91 Per Share, a 14 Percent Increase Over the Prior Year
●	Generated $2.4 Billion of Cash Flow from Operations and $1.2 Billion of Adjusted Free Cash Flow in 2019
●	Outperformed 2019 Adjusted Free Cash Flow and EPS Guidance
●	Expanded Adjusted EBITDA Margin by 30 Basis Points for the Full Year
●	Invested Over $525 Million in Acquisitions and Returned Approximately $900 Million of Cash to Shareholders in 2019
●	Provided 2020 Financial Guidance
●	Recognized on CDP Climate "A List" for Taking Lead on Climate Change

PHOENIX (February 13, 2020) – Republic Services, Inc. (NYSE: RSG) today reported net income of $289.3 million, or $0.90 per diluted share, for the three months ended December 31, 2019, versus $301.0 million, or $0.92 per diluted share, for the comparable 2018 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended December 31, 2019, was $291.7 million, or $0.91 per diluted share, versus $260.0 million, or $0.80 per diluted share, for the comparable 2018 period.

For the year ended December 31, 2019, net income was $1,073.3 million, or $3.33 per diluted share, versus $1,036.9 million, or $3.16 per diluted share, for the comparable 2018 period. On an adjusted basis, net income for the year ended December 31, 2019, was $1,075.1 million, or $3.34 per diluted share, versus $1,014.9 million, or $3.09 per diluted share, for the comparable 2018 period.

“The Republic Services team finished the year strong, and we are well-positioned for continued success in 2020. By focusing on delivering superior service to our customers and increasing employee engagement, we profitably grew our business and outperformed our adjusted EPS and free cash flow guidance for the year,” said Donald W. Slager, chief executive officer. “In 2019, we invested over $525 million in value-enhancing acquisitions to expand our leading market position and increase the scale of our service offerings. Our acquisition pipeline remains strong, and we could see another outsized year of investment in 2020."

Fourth Quarter and Full-Year Highlights:

*Fourth quarter EPS was $0.90 per share, and adjusted EPS, a non-GAAP measure, was $0.91 per share, an increase of 14 percent over the prior year.

*Full-year EPS was $3.33 per share, and adjusted EPS was $3.34 per share, an increase of 8 percent over the prior year. Adjusted EPS exceeded the Company's upwardly revised full-year guidance range.

*Full-year cash provided by operating activities was $2.4 billion and adjusted free cash flow was $1.2 billion. Adjusted free cash flow exceeded the Company's full-year guidance range.

*Cash flow invested in acquisitions was $526 million, or $463 million net of divestitures. The year-to-date annual revenue acquired, net of divestitures, was approximately $181 million.

*Full-year cash returned to shareholders through dividends and share repurchases was $891 million and total shareholder return was 27 percent.

*Full-year core price increased revenue by 4.7 percent. Core price consisted of 5.7 percent in the open market and 3.2 percent in the restricted portion of the business. This is the highest level of core price the Company has achieved in over a decade.

*Full-year revenue growth from average yield was 2.8 percent, driven by small-container yield of 3.9 percent and landfill municipal solid waste of 3.3 percent.

*Full-year adjusted EBITDA, a non-GAAP measure, was $2.9 billion and adjusted EBITDA margin was 28.3 percent, an increase of 30 basis points over the prior year. Underlying margin expanded 70 basis points after normalizing for the 40 basis point headwind from lower recycled commodity prices.

*Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $780 million in annual revenue, or 31 percent of its legacy $2.5 billion CPI-based book of business, tied to the water-sewer-trash index or a fixed-rate increase of 3 percent or greater.

*The Company continued to reprice and de-risk its recycling collection and processing businesses. Through the end of the year, the Company repriced approximately 36 percent of its recycling collection contracts and 55 percent of its contracted recycling processing volume. The Company also implemented a recycling processing charge to its open market customers. As a result, the Company's earnings sensitivity to changes in recycled commodity prices is expected to decrease in 2020.

*The Company was named to the prestigious CDP Climate "A List" for its science-based goals, strategies and actions to lower greenhouse gas emissions and mitigate climate risks.

2020 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2020. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Full-year 2020 financial guidance is as follows:

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $3.48 to $3.53. This guidance includes a benefit from CNG tax credits of approximately 4-cents. Detail relating to the computation of adjusted diluted earnings per share is contained in the Reconciliation of 2020 Financial Guidance section of this document.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $1,175 million to $1,225 million. This guidance includes a net benefit from CNG tax credits of approximately $30 million. Detail relating to the computation of adjusted free cash flow is contained in the Reconciliation of 2020 Financial Guidance section of this document.

•Revenue: Republic expects an increase in revenue of 4.25 to 5.00 percent. The expected change in revenue is comprised of the following:

Increase (Decrease)
Average yield	3.0%
Volume	0.75 to 1.0
Environmental services	(0.25) to 0.0
Fuel recovery fees	-
Recycling processing and commodity sales	(0.25) to 0.0
Acquisitions / divestitures, net	1.0
Total change	4.25 to 5.00%

•Property and Equipment: The Company anticipates receiving $1.2 billion of property and equipment, net of proceeds from the sale of property and equipment.

•Adjusted EBITDA Margin: Republic expects adjusted EBITDA margin to expand by approximately 20 to 40 basis points.

•Taxes: The Company expects an effective tax rate of approximately 21 percent and a non-cash charge of approximately $110 million related to solar energy investments that qualify for tax credits. The charge will be recorded as a loss from unconsolidated equity method investments.

•Cash Utilization: Republic expects to invest approximately $200 million in tuck-in acquisitions and $120 million in solar energy investments that qualify for tax credits. Additionally, the Company expects to return approximately $925 million of cash to shareholders through approximately $525 million of dividends and $400 million in share repurchases.

“We increased our 2020 adjusted EPS and free cash flow guidance relative to the outlook we provided last October." added Mr. Slager. "We have a lot of positive momentum heading into 2020, including one of the strongest acquisition pipelines we have seen in quite some time. Additionally, this year we will continue the steady roll-out of our 'RISE' platform and in-cab technology. Through this technology, we look to further enhance the customer experience, empower our employees and increase productivity.”

Company Declares Quarterly Dividend

Republic announced that its Board of Directors declared a regular quarterly dividend of $0.405 per share for stockholders of record on April 1, 2020. The dividend will be paid on April 15, 2020.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. The adjusted diluted earnings per share and adjusted free cash flow related to the 2020 financial guidance are described in the Reconciliation of 2020 Financial Guidance section of this press release.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:
Media Inquiries    Investor Inquiries
Donna Egan (480) 757-9748   Nicole Giandinoto (480) 627-7098
media@RepublicServices.com   investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47.1	$70.5
Accounts receivable, less allowance for doubtful accounts and other of $34.0 and $34.3, respectively	1,125.9	1,102.7
Prepaid expenses and other current assets	433.0	391.2
Total current assets	1,606.0	1,564.4
Restricted cash and marketable securities	179.4	108.1
Property and equipment, net	8,383.5	8,020.1
Goodwill	11,633.4	11,400.1
Other intangible assets, net	133.9	106.5
Other assets	747.6	417.8
Total assets	$22,683.8	$21,617.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$777.9	$761.5
Notes payable and current maturities of long-term debt	929.9	690.7
Deferred revenue	336.0	338.7
Accrued landfill and environmental costs, current portion	132.6	130.6
Accrued interest	74.0	68.5
Other accrued liabilities	788.9	728.6
Total current liabilities	3,039.3	2,718.6
Long-term debt, net of current maturities	7,758.6	7,646.8
Accrued landfill and environmental costs, net of current portion	1,703.2	1,701.6
Deferred income taxes and other long-term tax liabilities, net	1,180.6	1,028.3
Insurance reserves, net of current portion	276.5	270.8
Other long-term liabilities	604.7	321.4
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 353.3 and 351.9 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,994.8	4,924.9
Retained earnings	5,317.3	4,750.5
Treasury stock, at cost; 34.5 and 29.4 shares, respectively	(2,199.6)	(1,782.6)
Accumulated other comprehensive income, net of tax	2.2	30.8
Total Republic Services, Inc. stockholders' equity	8,118.2	7,927.1
Non-controlling interests in consolidated subsidiary	2.7	2.4
Total stockholders' equity	8,120.9	7,929.5
Total liabilities and stockholders' equity	$22,683.8	$21,617.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue	$2,576.7	$2,530.0	$10,299.4	$10,040.9
Expenses:
Cost of operations	1,544.0	1,525.7	6,298.4	6,150.0
Depreciation, amortization and depletion	257.4	252.4	1,040.5	1,033.4
Accretion	20.4	20.0	81.9	80.7
Selling, general and administrative	285.7	284.5	1,091.9	1,059.5
Gain on disposition of assets and impairments, net	8.8	(39.8)	(14.7)	(44.9)
Restructuring charges	1.2	3.9	14.2	26.4
Operating income	459.2	483.3	1,787.2	1,735.8
Interest expense	(95.1)	(96.4)	(392.0)	(383.8)
Loss from unconsolidated equity method investments	(85.0)	(30.0)	(112.2)	(35.8)
Loss on extinguishment of debt	—	—	—	(0.3)
Interest income	1.0	0.6	6.4	1.6
Other (expense) income, net	4.9	(0.1)	6.4	3.4
Income before income taxes	285.0	357.4	1,295.8	1,320.9
Provision (benefit) for income taxes	(5.0)	56.3	222.0	283.3
Net income	290.0	301.1	1,073.8	1,037.6
Net income attributable to non-controlling interests in consolidated subsidiary	(0.7)	(0.1)	(0.5)	(0.7)
Net income attributable to Republic Services, Inc.	$289.3	$301.0	$1,073.3	$1,036.9
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.91	$0.93	$3.34	$3.17
Weighted average common shares outstanding	319.6	324.1	321.1	326.9
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.90	$0.92	$3.33	$3.16
Weighted average common and common equivalent shares outstanding	320.5	325.5	322.0	328.4
Cash dividends per common share	$0.405	$0.375	$1.560	$1.440

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2019	2018
Cash provided by operating activities:
Net income	$1,073.8	$1,037.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,122.4	1,114.1
Non-cash interest expense	48.8	41.2
Restructuring related charges	14.2	26.4
Stock-based compensation	39.5	39.0
Deferred tax provision (benefit)	166.1	152.1
Provision for doubtful accounts, net of adjustments	34.0	34.8
Loss on extinguishment of debt	—	0.3
Gain on disposition of assets and asset impairments, net	(13.8)	(58.9)
Environmental adjustments	(11.9)	5.0
Loss from unconsolidated equity method investment	112.2	35.8
Other non-cash items	(5.6)	0.6
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(38.3)	(29.6)
Prepaid expenses and other assets	(109.7)	(152.5)
Accounts payable	6.4	85.9
Restructuring expenditures	(10.6)	(24.7)
Capping, closure and post-closure expenditures	(78.2)	(71.9)
Remediation expenditures	(49.1)	(48.8)
Other liabilities	51.9	25.3
Proceeds from retirement of certain hedging relationships	—	31.1
Cash provided by operating activities	2,352.1	2,242.8
Cash used in investing activities:
Purchases of property and equipment	(1,207.1)	(1,071.8)
Proceeds from sales of property and equipment	21.7	31.6
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(575.1)	(277.3)
Cash received from business divestitures	42.8	89.2
Purchases of restricted marketable securities	(14.7)	(38.2)
Sales of restricted marketable securities	13.5	37.7
Other	(0.1)	(0.3)
Cash used in investing activities	(1,719.0)	(1,229.1)
Cash used in financing activities:
Proceeds from notes payable and long-term debt, net of fees	4,746.5	4,347.6
Proceeds from issuance of senior notes, net of discount and fees	891.1	781.8
Payments of notes payable and long-term debt	(5,327.9)	(5,000.7)
Issuances of common stock	9.3	23.2
Purchases of common stock for treasury	(399.4)	(736.9)
Cash dividends paid	(491.2)	(461.8)
Distributions paid to non-controlling interests in consolidated subsidiary	(0.2)	(0.6)
Contingent consideration payments	(17.2)	(12.1)
Cash used in financing activities	(589.0)	(1,059.5)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	44.1	(45.8)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	133.3	179.1
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$177.4	$133.3

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2019 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2019 and 2018:

	Three Months Ended December 31,				Years Ended December 31,
	2019		2018		2019		2018
Collection:
Residential	$570.1	22.1%	$564.1	22.3%	$2,271.9	22.1%	$2,236.5	22.3%
Small-container	800.9	31.1	773.1	30.6	3,170.0	30.8	3,059.1	30.5
Large-container	561.5	21.8	551.2	21.8	2,249.6	21.8	2,184.7	21.8
Other	11.9	0.5	11.2	0.4	46.1	0.4	43.8	0.4
Total collection	1,944.4	75.5	1,899.6	75.1	7,737.6	75.1	7,524.1	75.0
Transfer	331.1		312.4		1,318.6		1,244.9
Less: intercompany	(189.5)		(179.3)		(748.0)		(713.8)
Transfer, net	141.6	5.5	133.1	5.3	570.6	5.5	531.1	5.3
Landfill	578.6		571.0		2,328.8		2,291.7
Less: intercompany	(252.5)		(253.3)		(1,028.7)		(1,020.8)
Landfill, net	326.1	12.6	317.7	12.5	1,300.1	12.6	1,270.9	12.6
Environmental services	48.1	1.9	45.1	1.8	191.8	1.9	194.7	1.9
Other:
Recycling processing and commodity sales	60.0	2.3	78.0	3.1	273.2	2.7	297.8	3.0
Other non-core	56.5	2.2	56.5	2.2	226.1	2.2	222.3	2.2
Total other	116.5	4.5	134.5	5.3	499.3	4.9	520.1	5.2
Total revenue	$2,576.7	100.0%	$2,530.0	100.0%	$10,299.4	100.0%	$10,040.9	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Average yield	2.6%	2.7%	2.8%	2.4%
Fuel recovery fees	(0.4)	0.7	—	0.6
Total price	2.2	3.4	2.8	3.0
Volume	(0.2)	(0.7)	(0.4)	0.4
Recycling processing and commodity sales	(0.7)	(0.4)	(0.3)	(1.1)
Environmental Services	(0.5)	—	(0.3)	0.2
Total internal growth	0.8	2.3	1.8	2.5
Acquisitions / divestitures, net	1.0	0.3	0.8	1.5
Subtotal	1.8	2.6	2.6	4.0
Adoption of the new revenue recognition standard	—	(3.8)	—	(4.0)
Total	1.8%	(1.2)%	2.6%	—%

Core price	4.8%	4.3%	4.7%	3.9%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.8% and 2.9% for the three months and year ended December 31, 2019, respectively, and 3.0% and 2.5% for the same periods in 2018. Core price as a percentage of related-business revenue was 5.0% for both the three months and year ended December 31, 2019, respectively, and 4.6% and 4.2% for the same periods in 2018, respectively.

The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three months and years ended December 31, 2019 and 2018:

	Three Months Ended December 31,				Years Ended December 31,
	2019		2018		2019		2018
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	2.5%	(2.2)%	2.6%	(1.9)%	2.6%	(1.9)%	2.3%	(2.6)%
Small-container	4.1%	(0.1)%	3.2%	(0.8)%	3.9%	(0.6)%	2.9%	(0.3)%
Large-container	1.9%	0.8%	4.5%	(0.7)%	2.8%	0.2%	3.2%	1.1%
Landfill:
Municipal solid waste	3.4%	0.4%	2.1%	5.8%	3.3%	3.2%	2.1%	2.4%
Construction and demolition waste	2.7%	15.5%	2.0%	(11.8)%	2.3%	10.4%	2.1%	(0.3)%
Special waste	—%	(0.2)%	—%	(12.9)%	—%	(3.9)%	—%	3.7%

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2019 and 2018:

	Three Months Ended December 31,				Years Ended December 31,
	2019		2018		2019		2018
Labor and related benefits	$554.7	21.5%	$540.1	21.3%	$2,202.4	21.4%	$2,144.3	21.3%
Transfer and disposal costs	206.9	8.0	211.5	8.4	841.7	8.2	829.3	8.3
Maintenance and repairs	248.5	9.7	244.3	9.7	1,006.2	9.8	986.6	9.8
Transportation and subcontract costs	170.2	6.6	165.3	6.5	674.9	6.5	647.6	6.4
Fuel	64.8	2.5	101.7	4.0	347.9	3.4	391.4	3.9
Disposal fees and taxes	82.8	3.2	81.7	3.2	325.7	3.2	322.0	3.2
Landfill operating costs	60.2	2.3	72.3	2.9	244.7	2.4	241.6	2.4
Risk management	60.2	2.3	57.4	2.3	230.7	2.2	217.9	2.2
Cost of goods sold	—	—	—	—	—	—	—	—
Other	112.1	4.4	91.4	3.6	440.6	4.2	409.3	4.1
Subtotal	1,560.4	60.5	1,565.7	61.9	6,314.8	61.3	6,190.0	61.6
Fire-damage related costs (1)	7.6	0.3	—	—	7.6	0.1	—	—
Bridgeton insurance recovery	(24.0)	(0.9)	(40.0)	(1.6)	(24.0)	(0.2)	(40.0)	(0.4)
Total cost of operations	$1,544.0	59.9%	$1,525.7	60.3%	$6,298.4	61.2%	$6,150.0	61.2%
(1) During the three months and year ended December 31, 2019, we incurred an additional $0.1 million of fire-damage related costs, which are reflected in other selling, general, and administrative expense.
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table provides the components of our selling, general and administrative expenses for the three months and years ended December 31, 2019 and 2018:

	Three Months Ended December 31,				Years Ended December 31,
	2019		2018		2019		2018
Salaries	$189.7	7.4%	$181.4	7.1%	$742.3	7.2%	$702.2	7.0%
Provision for doubtful accounts	10.6	0.4	10.4	0.4	34.0	0.3	34.8	0.3
Other	73.8	2.8	80.7	3.2	299.7	2.9	310.5	3.1
Subtotal	274.1	10.6	272.5	10.7	1,076.0	10.4	1,047.5	10.4
Acquisition integration and deal costs (1)	2.0	0.1	—	—	6.3	0.1	—	—
Bridgeton insurance recovery related costs	9.6	0.4	12.0	0.5	9.6	0.1	12.0	0.1
Total selling, general and administrative expenses	$285.7	11.1%	$284.5	11.2%	$1,091.9	10.6%	$1,059.5	10.5%
(1) During the three months and year ended December 31, 2019, we incurred an additional $0.2 million and $0.3 million, respectively, of acquisition integration and deal costs, which are reflected in our cost of operations.
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income attributable to Republic Services, Inc.	$289.3	$301.0	$1,073.3	$1,036.9
Net income attributable to noncontrolling interests	0.7	0.1	0.5	0.7
Provision for income taxes	(5.0)	56.3	222.0	283.3
Other expense (income), net	(4.9)	0.1	(6.4)	(3.4)
Interest income	(1.0)	(0.6)	(6.4)	(1.6)
Interest expense	95.1	96.4	392.0	383.8
Depreciation, amortization and depletion	257.4	252.4	1,040.5	1,033.4
Accretion	20.4	20.0	81.9	80.7
EBITDA	$652.0	$725.7	$2,797.4	$2,813.8
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted Earnings
Reported diluted earnings per share was $0.90 and $3.33 for the three months and year ended December 31, 2019, respectively, as compared to $0.92 and $3.16 for the same periods in 2018. During the three months and years ended December 31, 2019 and 2018, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. The tables below set forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended December 31, 2019				Three Months Ended December 31, 2018
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$652.0	$285.0	$289.3	$0.90	$725.7	$357.4	$301.0	$0.92
Restructuring charges (1)	1.2	1.2	0.9	—	3.9	3.9	2.3	0.01
Loss from unconsolidated equity method investment	85.0	—	—	—	30.0	—	—	—
(Gain) Loss on disposition of assets and impairments, net	8.8	8.8	5.2	0.02	(39.8)	(39.8)	(22.0)	(0.06)
Incremental contract startup costs - large municipal contract (2)	—	—	—	—	0.4	0.4	0.1	—
Acquisition integration and deal costs (1)	2.2	2.2	1.6	—	—	—	—	—
Fire-damage related costs	7.7	7.7	5.7	0.02	—	—	—	—
Bridgeton insurance recovery, net	(14.4)	(14.4)	(11.0)	(0.03)	(28.0)	(28.0)	(21.4)	(0.07)
Total adjustments	90.5	5.5	2.4	0.01	(33.5)	(63.5)	(41.0)	(0.12)
As adjusted	$742.5	$290.5	$291.7	$0.91	$692.2	$293.9	$260.0	$0.80
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended December 31, 2019.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended December 31, 2018.

	Year Ended December 31, 2019				Year Ended December 31, 2018
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,797.4	$1,295.8	$1,073.3	$3.33	$2,813.8	$1,320.9	$1,036.9	$3.16
Restructuring charges	14.2	14.2	10.4	0.03	26.4	26.4	19.4	0.07
Loss on extinguishment of debt and other related costs (2)	—	—	—	—	0.3	0.3	0.2	—
Loss from unconsolidated equity method investment	112.2	—	—	—	35.8	—	—	—
Gain on disposition of assets and impairments, net	(14.7)	(14.7)	(8.7)	(0.03)	(44.9)	(44.9)	(24.7)	(0.08)
Incremental contract startup costs - large municipal contract (1)	0.7	0.7	0.5	—	5.7	5.7	4.2	0.01
Adoption of the Tax Act (2)	—	—	—	—	—	—	0.3	—
Acquisition integration and deal costs	6.6	6.6	4.9	0.02	—	—	—	—
Fire-damage related costs	7.7	7.7	5.7	0.02	—	—	—	—
Bridgeton insurance recovery, net	(14.4)	(14.4)	(11.0)	(0.03)	(28.0)	(28.0)	(21.4)	(0.07)
Total adjustments	112.3	0.1	1.8	0.01	(4.7)	(40.5)	(22.0)	(0.07)
As adjusted	$2,909.7	$1,295.9	$1,075.1	$3.34	$2,809.1	$1,280.4	$1,014.9	$3.09
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2019.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2018.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the tables above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. We also made an adjustment to exclude the impact associated with our adoption of the Tax Cuts and Jobs Act (the "Tax Act") due to the significant decrease in the federal corporate tax rate and the magnitude of the effect on our operating results. Although our business regularly incurs deal costs related to acquisitions, we specifically identify in the tables above the costs we incurred in 2019. We do this because of the magnitude of the costs associated with the particular acquisition activity during this time period. Although our business may incur fire-related damage to our leased or owned property, plant and equipment from time to time, we specifically identify in the tables above the costs and impairment charges associated with certain fires due to the magnitude of the costs incurred. In the case of the Bridgeton insurance recovery, we adjusted for the impact due to the significant effect on our operating results; however, in the ordinary course of our business, we often incur recoveries that we do not adjust from our operating results.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Cash provided by operating activities	$2,352.1	$2,242.8
Property and equipment received	(1,170.8)	(1,104.3)
Proceeds from sales of property and equipment	21.7	31.6
Restructuring payments, net of tax	7.8	18.2
Divestiture related tax payments	7.8	20.2
Bridgeton insurance recovery, net of tax	—	(30.5)
Adjusted free cash flow	$1,218.6	$1,178.0
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,207.1	$1,071.8
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(45.0)	(53.4)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	8.7	85.9
Property and equipment received during the period	$1,170.8	$1,104.3
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2019 and 2018, accounts receivable were $1,125.9 million and $1,102.7 million, net of allowance for doubtful accounts of $34.0 million and $34.3 million, respectively, resulting in days sales outstanding of 39.8, or 27.9 days net of deferred revenue, compared to 39.7, or 27.5 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2019, we paid a cash dividend of $129.3 million to shareholders of record as of October 1, 2019. As of December 31, 2019, we recorded a quarterly dividend payable of $129.2 million to shareholders of record at the close of business on January 2, 2020, which was paid on January 15, 2020.

SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2019, we repurchased 0.5 million shares of our stock for $45.6 million at a weighted average cost per share of $86.23. The amount remaining under the share repurchase authorization as of December 31, 2019 was $704.6 million.
RECONCILIATION OF 2020 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2020 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2019. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2020	(Actual) Year Ended December 31, 2019
Diluted earnings per share	$ 3.44 to 3.49	$3.33
Withdrawal costs - multiemployer pension funds	0.01	—
Restructuring charges	0.03	0.03
Gain on disposition of assets and impairments, net	—	(0.03)
Acquisition integration and deal costs	—	0.02
Fire-damage related costs	—	0.02
Incremental contract startup costs - large municipal contract (1)	—	—
Bridgeton insurance recovery, net	—	(0.03)
Adjusted diluted earnings per share	$ 3.48 to 3.53	$3.34
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2019.
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs deal costs related to acquisitions, we specifically identify in the table above the costs we incurred in 2019. We do this because of the magnitude of the costs associated with the particular acquisition activity during this time period. Although our business may incur fire-related damage to our leased or owned property, plant and equipment from time to time, we specifically identify in the table above the costs and impairment charges associated with certain fires due to the magnitude of the costs incurred. In the case of the Bridgeton insurance recovery, we adjusted for the impact due to the significant effect on our operating results; however, in the ordinary course of our business, we often incur recoveries that we do not adjust from our operating results. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2020, and our actual adjusted free cash flow for the year ended December 31, 2019, which are not measures determined in accordance with U.S. GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2020	(Actual) Year Ended December 31, 2019
Cash provided by operating activities	$ 2,407 to 2,457	$2,352.1
Property and equipment received	(1,240)	(1,170.8)
Proceeds from the sale of property and equipment	15	21.7
Restructuring payments, net of tax	11	7.8
Divestiture related tax payments	—	7.8
Bridgeton insurance recovery, net of tax	(18)	—
Adjusted free cash flow	$ 1,175 to 1,225	$1,218.6

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated) Year Ending December 31, 2020	(Actual) Year Ended December 31, 2019
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,305	$1,207.1
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(65)	(45.0)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	—	8.7
Property and equipment received during the period	$1,240	$1,170.8
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 (when filed), particularly under Part I, Item 1A - Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.